Exhibit 4.8

Execution Version

WARRANT AGREEMENT

THIS WARRANT AGREEMENT, dated as of February 9, 2023 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is by and between Apollomics Inc., a Cayman Islands exempted company (the “Company”), and the undersigned warrantholder (“Warrantholder”).

WHEREAS, on September 14, 2022, the Company, Maxpro Capital Acquisition Corp., a Delaware corporation (the “SPAC”), and Project Max SPAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), entered into a Business Combination Agreement (as may be amended, supplemented or otherwise modified from time to time, the “BCA” and, the transactions contemplated by the BCA, the “Business Combination”);

WHEREAS, in connection with the Business Combination, on the date hereof, Warrantholder entered into a subscription agreement (the “Subscription Agreement”) with the Company, pursuant to which, among other things, Warrantholder agreed to subscribe for and purchase from the Company [•] Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”), for a purchase price of $10.00 per share, on the terms and subject to the conditions set forth therein (the “PIPE Investment”);

WHEREAS, subject to the terms and conditions herein set forth, each Warrant will entitle the holder thereof to purchase one Class A ordinary share, par value $0.0001 per share (“Class A Ordinary Share”) for $0.01 per share, subject to adjustment as described herein;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms and conditions upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company and the Warrantholder; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed by the Company, as provided herein, the legally valid and binding obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Definitions and Interpretation.

1.1 Definitions. In this Agreement, unless the context otherwise requires, each of the following words and expressions shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Issuance” has the meaning set forth in Section 6.3.

“BCA” has the meaning set forth in the recitals to this Agreement.

“Business Combination” has the meaning set forth in the recitals to this Agreement.“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York or the Cayman Islands are authorized or required by Law to close.

“Class A Ordinary Shares” has the meaning set forth in the preamble to this Agreement.

“Class B Ordinary Shares” has the meaning set forth in the preamble to this Agreement.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” means the date on which the Closing occurs.

“Commission” has the meaning set forth in Section 8.5(a).

“Company” has the meaning set forth in the preamble to this Agreement.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Effectiveness Date” has the meaning set forth in Section 8.5(a).

“Election to Purchase” has the meaning set forth in Section 5.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Period” has the meaning set forth in Section 5.2.

“Expiration Date” has the meaning set forth in Section 5.2.

“Fair Market Value” has the meaning set forth in Section 6.1.

“Filing Date” has the meaning set forth in Section 8.5(a).

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, writ, injunction, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Opt-Out Notice” has the meaning set forth in Section 8.5(f).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict or judicial award that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” has the meaning set forth in Section 2.2.

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications or registrations of any Governmental Authority.

“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or any political subdivision, agency or instrumentality or other entity of any kind.

“PIPE Investment” has the meaning set forth in the recitals to this Agreement.

“Registration Statement” has the meaning set forth in Section 8.5(a).

“Securities Act” has the meaning set forth in Section 8.4.

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement

“Suspension Event” has the meaning set forth in Section 8.5(a).

“Trust Account” has the meaning set forth in Section 9.1.

“Warrantholder” has the meaning set forth in the preamble to this Agreement.

“Warrants” means the warrants issued by the Company in accordance with this Agreement and all rights conferred by it, including the subscription rights, in respect of the Warrant Shares.

“Warrant Price” has the meaning set forth in Section 5.1.

“Warrant Register” has the meaning set forth in Section 4.3.1.

“Warrant Shares” means the Class A Ordinary Shares underlying the Warrants.

1.2 Interpretation.

1.2.1 Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) the terms “Section,” “Exhibit” or “Schedule” refer to the specified Section, Exhibit or Schedule of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) reference to any Person includes such Person’s successors and permitted assigns; (viii) reference to any statutes or regulations means such statute or regulation as amended, modified, codified, replaced or re-enacted, in whole or in part, from time to time, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder; and (ix) references to amounts of currency are references to United States Dollars.

1.2.2 Unless the context of this Agreement otherwise requires, (i) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (ii) all the agreements (including this Agreement), documents or instruments herein defined mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

1.2.3 Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

2. Effectiveness, Conditions and Termination.

2.1 The issuance of the Warrants and the Warrantholder’s right to exercise its rights under this Agreement shall be conditional upon the consummation of the Business Combination and the consummation of the PIPE Investment (the “Closing”). This Agreement shall automatically terminate upon the termination of the BCA.

2.2 The Warrants, if and when issued, will be subject to the Company’s Sixth Amended Memorandum of Association, in the form filed as an exhibit to the Registration Statement on Form F-4 filed by the Company with the Commission in connection with the Business Combination prior to the date hereof (the “Organizational Documents”) and the terms and conditions of this Agreement, which are binding upon the Company and the Warrantholder. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Organizational Documents, this Agreement shall prevail between the Company and the Warrantholder.

3. Issue of the Warrants. Subject to Section 2.1, substantially concurrently with the Closing, the Company shall issue [•]1 Warrants to Warrantholder. The Warrantholder shall not be required to make any payment to the Company in connection with the issuance of the Warrants.

4. Warrants.

4.1 Form of Warrant. Each Warrant shall be issued in registered form only and, if a physical certificate is issued, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the Person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such Person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

[1]	The number of Warrants to be issued to the Warrantholder will be equal to 25% of the number of Class B Ordinary Shares purchased in the PIPE Investment by the Warrantholder.

4.2 Effect of Countersignature. Unless and until countersigned by the Company pursuant to this Agreement, a Warrant certificate shall be invalid and of no effect and may not be exercised by Warrantholder.

4.3 Registration.

4.3.1 Warrant Register. The Company shall maintain books (the “Warrant Register”) for the registration of the original issuance of the Warrants. Upon the original issuance of the Warrants, the Company shall issue and register the Warrants in the name of the Warrantholder.

4.3.2 Registered Holder. The Company may deem and treat the Person in whose name such Warrant is registered in the Warrant Register as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

5. Terms and Exercise of Warrants.

5.1 Warrant Price. Each whole Warrant shall entitle the Warrantholder, subject to the provisions this Agreement, to purchase from the Company one Class A Ordinary Share at the price of $0.01 per share, subject to the adjustments provided in Section 6 hereof. The term “Warrant Price” as used in this Agreement shall mean the price per share at which Class A Ordinary Shares may be purchased at the time a Warrant is exercised.

5.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing six (6) months after the Closing Date, and terminating on the earlier to occur of: (a) at 5:00 p.m., New York City time on the date that is five (5) years after the Closing Date; and (b) the liquidation of the Company (the “Expiration Date”). Each outstanding Warrant not exercised on or before the Expiration Date shall automatically be cashlessly exercised by the Warrantholder pursuant to Section 8.4 hereof. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that any such extension shall be identical in duration among all the Warrants.

5.3 Exercise of Warrants.

5.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by Warrantholder by delivering to the Company (i) the definitive warrant certificate evidencing the Warrant to be exercised (if a certificate has been issued), (ii) an election to purchase (“Election to Purchase”) Class A Ordinary Shares pursuant to the exercise of the Warrant, properly completed and executed by Warrantholder on the reverse of the definitive warrant certificate (if a physical certificate has been issued) or upon written notice to the Company (if a physical certificate has not been issued), and (iii) payment in full of the Warrant Price for each Class A Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Class A Ordinary Shares and the issuance of such Class A Ordinary Shares, as follows:

(a) in lawful money of the United States, in good certified check or good bank draft payable to the order of the Company or by wire transfer of immediately available funds; or

(b) as provided in Section 8.4 hereof.

5.3.2 Issuance of Class A Ordinary Shares on Exercise. As soon as practicable and no later than five (5) Business Days after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the Warrantholder a book-entry position or certificate, as applicable, for the number of Class A Ordinary Shares to which the Warrantholder is entitled, registered in the Warrantholder’s name, and if the Warrants shall not have been exercised in full, a countersigned Warrant for the number of Class A Ordinary Shares as to which the Warrants shall not have been exercised. In no event will the Company be required to net cash settle a Warrant exercise. The Company may require the Warrantholder to settle a Warrant on a “cashless basis” pursuant to Section 8.4. If, by reason of any exercise of a Warrant on a “cashless basis,” the Warrantholder would be entitled, upon the exercise of the Warrant, to receive a fractional interest in a Class A Ordinary Share, the Company shall round down to the nearest whole number, the number of Class A Ordinary Shares to be issued to the Warrantholder.

5.3.3 Valid Issuance; Due Authorization. All Warrants issued hereunder and the Class A Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be duly authorized, validly issued, fully paid and non-assessable.

5.3.4 Date of Issuance. The Warrantholder shall for all purposes be deemed to have become the holder of record of the Class A Ordinary Shares issued upon exercise of a Warrant on the date on which such Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such Person shall be deemed to have become the holder of such Class A Ordinary Shares at the close of business on the next succeeding date on which the share transfer books are open.

6. Adjustments.

6.1 Stock Dividends. If after the date hereof, and subject to the provisions of Section 6.5 below, the number of outstanding Class A Ordinary Shares is increased by a stock dividend payable in Class A Ordinary Shares or by a split-up of Class A Ordinary Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Class A Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding Class A Ordinary Shares. A rights offering to all or substantially all holders of the Class A Ordinary Shares entitling holders to purchase Class A Ordinary Shares at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of Class A Ordinary Shares equal to the product of (i) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Class A Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Class A Ordinary Share paid in such rights offering divided by (y) the Fair Market Value. For purposes of this Section 6.1, (i) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

6.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 6.5 hereof, the number of outstanding Class A Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Class A Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Class A Ordinary Shares.

6.3 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Class A Ordinary Shares (other than a change under Section 6.1 or 6.2 hereof, a change contemplated by the Business Combination or a change that solely affects the par value of such Class A Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation (and is not a subsidiary of another entity whose shareholders did not own all or substantially all of the Class A Ordinary Shares in substantially the same proportions immediately before such transaction) and that does not result in any reclassification or reorganization of the outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that if the holders of the Class A Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Class A Ordinary Shares in such consolidation or merger that affirmatively make such election.

6.4 Notices of Changes in Warrant. Upon the occurrence of any event specified in Sections 6.1, 6.2 or 6.3, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

6.5 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional Class A Ordinary Shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 6, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Class A Ordinary Shares to be issued to such holder.

6.6 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 6, and Warrants issued after such adjustment may state the same Warrant Price and the same number of Class A Ordinary Shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate, acting reasonably, and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

6.7 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 6 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 6, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 6 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

7. Transfer of Warrants. The Warrantholder may not sell, assign, transfer, pledge or dispose of any portion of a Warrant without the prior written consent of the Company, provided that the Warrantholder may sell, assign, transfer, pledge or dispose of any portion of a Warrant to an Affiliate of the Warrantholder without the prior written consent of the Company, provided further that such Affiliate must agree in writing to be bound by the transfer and other restrictions contained in this Agreement.

8. Other Provisions Relating to Rights of Holders of Warrants.

8.1 No Rights as Shareholder. A Warrant does not entitle the Warrantholder to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

8.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

8.3 Reservation of Class A Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Class A Ordinary Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

8.4 Cashless Exercise. If the Warrants are held by the Warrantholder or any of its Affiliates or other permitted transferee, the Warrantholder may exercise Warrants on a “cashless basis” by surrendering the Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (i) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the excess of the Fair Market Value over the Warrant Price by (ii) the Fair Market Value. Solely for purposes of this Section 8.4, the “Fair Market Value” shall mean the average closing price of the Class A Ordinary

Shares for the ten (10) trading days ending on the trading day prior to the date on which the notice of exercise of the Warrants is sent to the Company. If the Class A Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”) (or any successor rule), the Company may, at its option, require holders of Warrants who exercise Warrants to exercise such Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule).

8.5 Registration Rights.

(a)

The parties agree that no event later than sixty (60) calendar days after the Closing (the “Filing Date”), the Company will file with the U.S. Securities and Exchange Commission (the “Commission”) (at the Company’s sole cost and expense) a registration statement on Form F-1 or such other form of registration statement as is then available registering the resale of the Warrant Shares issuable upon exercise of the Warrants (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the ninetieth (90th) calendar day (if the Commission notifies the Company that it will “review” such Registration Statement) following the day on which the Company initially filed the Registration Statement and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (the “Effectiveness Date”); provided, however, provided, however, that the Company’s obligations to include Warrantholder’s Warrant Shares in the Registration Statement are contingent upon Warrantholder furnishing in writing to the Company such information regarding Warrantholder, the securities of the Company held by Warrantholder and the intended method of distribution of the Warrant Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by the Company to effect the registration of the Warrant Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations. the Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its reasonable best efforts to, at its expense, cause such Registration Statement or another registration statement (which may be a “shelf registration statement”) to remain effective with respect to Warrantholder, keep any qualification, exemption or compliance under state securities laws which the Company determines to obtain continuously effective with respect to Warrantholder, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of (i) the date on which all of the Warrant Shares shall have been sold, or (ii) on the first date on which the undersigned can sell all of its Warrant Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale, the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable); provided that, the Company shall be entitled to delay the filing or postpone the effectiveness of the Registration Statement, and from time to time to require Warrantholder not to sell under the Registration Statement or to suspend the effectiveness thereof, if (A) the Company’s board of directors reasonably determines that in order for the Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed, (B) the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements or (C) in the reasonable judgment of the Company’s board of directors, such filing or effectiveness or use of such Registration Statement would be seriously detrimental to the Company (such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement for more than 60 consecutive calendar days or for more than 120 calendar days in any 360 day period. Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Warrantholder agrees that (1) it will immediately discontinue offers and sales of the Warrant Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Warrantholder receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatements or omissions referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by Law or subpoena. If so directed by the Company, Warrantholder will deliver to the Company or, in Warrantholder’s sole discretion destroy, all copies of the prospectus covering the Warrant Shares in Warrantholder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Warrant Shares shall not apply (I) to the extent Warrantholder is required to retain a copy of such prospectus (x) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (II) to copies stored electronically on archival servers as a result of automatic data back-up.

(b)	The Company shall promptly advise Warrantholder:

(A)	when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(B)	of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(C)	of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(D)

of the receipt by the Company of any notification with respect to the suspension of the qualification of the Warrant Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(E)

subject to the provisions in this Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

(c)

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Warrantholder of such events, provide Warrantholder with any material, nonpublic information regarding the Company other than to the extent that providing notice to Warrantholder of the occurrence of the events listed in (A) through (E) above constitutes material, nonpublic information regarding the Company or subjects the Warrantholder to any duty of confidentiality.

(d)	The Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement if such order should be issued.

Except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement as contemplated by this Agreement, the Company shall use its reasonable best efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Warrant Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)

the Company shall use its reasonable best efforts to cause all Warrant Shares to be listed on each securities exchange or automated quotation system, if any, on which the Class A Ordinary Shares have been listed.

(f)

The Warrantholder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that the Warrantholder not receive notices from the Company otherwise required by this Section 8.5; provided, however, that the Warrantholder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Warrantholder (unless subsequently revoked), (i) the Company shall not deliver any such notices to the Warrantholder and the Warrantholder shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Warrantholder’s intended use of an effective Registration Statement, the Warrantholder will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 8.5(f)) and the related suspension period remains in effect, the Company will so notify the Warrantholder, within one (1) Business Day of the Warrantholder’s notification to the Company, by delivering to the Warrantholder a copy of such previous notice of Suspension Event, and thereafter will provide the Warrantholder with the related notice of the conclusion of such Suspension Event promptly following its availability.

(g)	Indemnification.

(i) The Company agrees to indemnify and hold harmless, to the extent permitted by Law, the Warrantholder, its directors, and officers, employees, and agents, and each Person who controls the Warrantholder (within the meaning of the Securities Act or the Exchange Act) and each Affiliate of the

Warrantholder (within the meaning of Rule 405 under the Securities Act), to the extent the Warrantholder is a seller under the Registration Statement, from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances in which they were made) not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of the Warrantholder expressly for use therein.

(ii) The Warrantholder agrees, in connection with any Registration Statement under which the Warrantholder is a seller, severally and not jointly with any other Warrantholder, to indemnify and hold harmless the Company, its Affiliates and its and its Affiliates’ directors, officers, employees and agents, and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances in which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained, in the case of an omission) in any information or affidavit so furnished by or on behalf of the Warrantholder expressly for use therein. In no event shall the liability of the Warrantholder be greater in amount than the dollar amount of the net proceeds received by the Warrantholder upon the sale of the Warrant Shares giving rise to such indemnification obligation.

(iii) Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, Affiliate or controlling Person of such indemnified party and shall survive the transfer of the Warrant Shares.

(v) If the indemnification provided under this Section 8.5(g) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made (or not made, in the case of an omission) by, or relates to information supplied (or not supplied, in the case of an omission) by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the other limitations set forth in this Section 8, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8 from any Person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 8.5(g) by any seller of Warrant Shares shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Warrant Shares pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Agreement.

(h) Status of Registration. Warrantholder shall be entitled to inquire of the Company the status of the filing of the Registration Statement and the status of the effectiveness thereof at any time.

(i) Legend Removal. The Company will use its commercially reasonable efforts to (A) at the reasonable request of Warrantholder, deliver all the necessary documentation to cause the transfer agent to the Company to remove all restrictive legends from any of the Warrant Shares being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of such Warrant Shares, or that may be sold by Warrantholder without restriction under Rule 144, including without limitation, any volume, information and manner of sale restrictions, and (B) deliver or cause its legal counsel to deliver to the transfer agent to the Company the necessary legal opinions or instruction letters required by the transfer agent to the Company, if any, in connection with the instruction under clause (A), in each case in the case of clauses (A) and (B), upon the receipt of Warrantholder’s representation letters and such other customary supporting documentation as requested by (and in a form reasonably acceptable to) the Company and its counsel. Warrantholder agrees to disclose its respective beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Warrant Shares to the Company (or its successor) upon reasonable request to assist the Company in making the determination described above.

9. Miscellaneous Provisions.

9.1 Trust Account Waiver. Warrantholder hereby acknowledges that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders and certain other parties (including the underwriters of the IPO). Warrantholder acknowledges that, in connection with the Business Combination and as contemplated by the BCA, it is contemplated that the agreement governing the Trust Account will be assigned from SPAC to the Company with effect as of the consummation of the Business Combination. For and in consideration of the Company entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Warrantholder hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (c) will not seek recourse against the Trust Account for any reason whatsoever; provided, however, that nothing in this Section 9.1 shall be deemed to limit any Warrantholder’s right to distributions from the Trust Account in accordance with the applicable terms of the SPAC’s amended and restated certificate of incorporation and bylaws in respect of any of the SPAC’s Class A common stock acquired by any means other than pursuant to this Agreement or any Warrantholder’s right, title, interest or claim to the Trust Account by virtue of such Warrantholder’s record or beneficial ownership of securities of SPAC acquired by any means other than pursuant to this Agreement, including but not limited to any redemption right with respect to any such securities of SPAC. Warrantholder agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company and its Affiliates to induce the Company to enter into this Agreement and Warrantholder further intends and understands such waiver to be valid, binding and enforceable against Warrantholder under applicable Law.

9.2 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person. Accordingly, neither the Company nor the Warrantholder may, without the prior written consent of the other, assign or otherwise transfer the benefit of all or any of the other’s obligations under this Agreement, or any benefit arising under or out of this Agreement; provided that the Warrantholder may assign or otherwise transfer the benefit of all or any of its obligations under this Agreement, or any benefit arising under or out of this Agreement pursuant to Section 7 of this Agreement.

9.3 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and be deemed to have been duly given (i) when delivered in person, (ii) three Business Days after being sent, if sent by registered or certified mail return receipt requested, postage prepaid, (iii) one Business Day after being sent, if sent by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email with electronic confirmation of delivery, in each case, addressed to the intended recipient at its address specified below or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9.3:

If to the Company:

APOLLOMICS INC.

989 E. Hillsdale Blvd., Suite 220

Foster City, California 94404

Attention: Sanjeev Redkar

Email: Sanjeev.Redkar@apollomicsinc.com

with a copy to (which shall not constitute notice):

White & Case LLP

Attention: Daniel E. Nussen

555 South Flower Street, Suite 2700

Los Angeles, California 90071

Email: Daniel.Nussen@whitecase.com

If to the Warrantholder:

[•]

9.4 Applicable Law and Exclusive Forum. The parties hereto agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Agreement must be brought exclusively in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties hereto also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 9.3 of this Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

9.5 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any Person other than the parties hereto, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns.

9.6 Counterparts. This Agreement may be executed and delivered in counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

9.7 Entire Agreement. This Agreement and the Subscription Agreement constitute the entire agreement between the parties to this Agreement relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective subsidiaries relating to the transactions contemplated hereby and thereby.

9.8 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.9 Amendments. This Agreement may be amended by the Company without the consent of the Warrantholder (i) for the purpose of (x) curing any ambiguity or to correct any defective provision or mistake contained herein or (y) adding or changing any other provisions with respect to matters or questions arising under this Agreement as the Company may deem necessary or desirable and that the Company deems shall not adversely affect the rights of the Warrantholder under this Agreement, and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 6.3. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period shall require the written consent of the Warrantholder. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 5.1 and 5.2, respectively, without the consent of the Warrantholder.

9.10 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

[WARRANTHOLDER]

By:
Name:
Title:

[Signature Page to Warrant Agreement]

APOLLOMICS INC.

By:
Name: Guo-Liang Yu
Title: Chief Executive Officer

[Signature Page to Warrant Agreement]

EXHIBIT A

FORM OF WARRANT CERTIFICATE

[FACE]

Number [                ]

Warrant

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR IN THE WARRANT AGREEMENT DESCRIBED BELOW

APOLLOMICS INC.

A Cayman Islands Exempted Company

CUSIP [                ]

Warrant Certificate

THIS WARRANT CERTIFICATE (“Warrant Certificate”) CERTIFIES THAT [                ], or registered assigns, is the registered holder of [•] warrants evidenced hereby (the “Warrants” and each a “Warrant”) to purchase Class A ordinary shares, $0.0001 par value per share (“Class A Ordinary Shares”), of Apollomics Inc. (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company one fully paid and non-assessable Class A Ordinary Share at $0.01 per share (the “Warrant Price”), payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Company referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Capitalized terms used but not defined in this Warrant Certificate shall have the respective meanings given to them in the Warrant Agreement.

The Warrants are initially exercisable for [•] fully paid and non-assessable Class A Ordinary Shares. No fractional shares shall be issued upon exercise of the Warrants. If, upon the exercise of a Warrant, a holder would be entitled to receive a fractional interest in a Class A Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number the number of Class A Ordinary Shares to be issued to the holder of the Warrant. The number of Class A Ordinary Shares issuable upon exercise of a Warrant is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The Warrant Price per Class A Ordinary Share for the Warrant is equal to $0.01 per share.

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Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, the Warrants shall become void.

Reference is hereby made to the provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Company.

This Warrant Certificate shall be governed by, and construed in accordance with, the internal laws of the State of New York.

APOLLOMICS INC.

By:
Name:
Title:

[WARRANTHOLDER]

By:
Name:
Title:

2

FORM OF WARRANT CERTIFICATE

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Class A Ordinary Share issued or to be issued pursuant to a Warrant Agreement, dated as of February 9, 2023 (as amended, supplemented or otherwise modified from time to time, the “Warrant Agreement”), duly executed and delivered by the Company and [•] (the “Warrantholder”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the Warrantholder. Capitalized terms used but not defined in this Warrant Certificate shall have the respective meanings given to them in the Warrant Agreement.

The Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of the Warrants evidenced by this Warrant Certificate may exercise such Warrants by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement).

The Warrant Agreement provides that upon the occurrence of certain events, the number of Class A Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Class A Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Class A Ordinary Shares to be issued to the holder of the Warrant.

This Warrant Certificate, when surrendered at the principal corporate trust office of the Company by the Warrantholder in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate of like tenor evidencing the Warrant.

The Company may deem and treat the Warrantholder as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof and any distribution to the holder hereof and for all other purposes, and the Company shall not be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

3

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [                ] Class A Ordinary Shares and herewith tenders payment for such Class A Ordinary Shares to the order of Apollomics Inc. (the “Company”) in the amount of $[                ] in accordance with the terms hereof. The undersigned requests that a certificate for such Class A Ordinary Shares be registered in its own name and that such Class A Ordinary Shares be delivered to it, whose address is [                ]. If said number of Class A Ordinary Shares is less than all of the Class A Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Class A Ordinary Shares be registered in its own name of and that such Warrant Certificate be delivered to it.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Class A Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Class A Ordinary Shares. If said number of Class A Ordinary Shares is less than all of the Class A Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Class A Ordinary Shares be registered in its own name and that such Warrant Certificate be delivered to it, whose address is [                ].

[Signature Page Follows]

4

Date: , 20
[WARRANTHOLDER]

(Address)

(Tax Identification Number)

5

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE)).

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